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                                                                                                           EXHIBIT 12
                                                    TRIBUNE COMPANY

                                  COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                             (In thousands, except ratios)

                                                                        Fiscal Year Ended December
                                                     ----------------------------------------------------------------
                                                         1996          1995          1994          1993          1992
                                                     --------      --------      --------      --------      --------
Income from continuing operations before
   cumulative effects of accounting changes          $282,750      $245,458      $233,149      $204,646      $179,534

Add:
   Income tax expense                                 191,663       167,076       158,698       142,212       120,089
   Losses on equity investments                        13,281        13,209         9,739         1,857         1,903
                                                     ---------     --------      --------      --------      --------

   Subtotal                                           487,694       425,743       401,586       348,715       301,526
                                                     --------      --------      --------      --------      --------
Fixed charge adjustments
   Add:
      Interest expense                                 47,779        21,814        20,585        24,660        35,301
      Amortization of capitalized interest              2,108         2,253         2,362         2,392         2,434
      Interest component of rental expense (A)          9,362         8,200         8,236         8,732         8,182
                                                     --------      --------      --------      --------      --------

Earnings, as adjusted                                $546,943      $458,010      $432,769      $384,499      $347,443
                                                     ========      ========      ========      ========      ========
Fixed charges:
   Interest expense                                  $ 47,779      $ 21,814      $ 20,585      $ 24,660      $ 35,301
   Interest capitalized                                   168           610             -         1,099         1,092
   Interest component of rental expense (A)             9,362         8,200         8,236         8,732         8,182
   Interest related to guaranteed ESOP debt (B)        20,134        22,057        24,017        25,742        27,019
                                                     --------      --------      --------      --------      --------

Total fixed charges                                  $ 77,443      $ 52,681      $ 52,838      $ 60,233      $ 71,594
                                                     ========      ========      ========      ========      ========

Ratio of Earnings to Fixed Charges                        7.1           8.7           8.2           6.4           4.9
                                                     ========      ========      ========      ========      ========

 (A)  Represents a portion of rental expense incurred by the Company, which is a reasonable approximation of the interest cost component of such expense.

 (B)  Tribune Company guarantees the debt of its Employee Stock Ownership Plan (ESOP).

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